HORIZON BANCORPORATION, INC. ANNOUNCES 2008 EARNINGS

BRADENTON, FL-- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB), parent company of Horizon Bank, today reported 2008 consolidated earnings of $588 Thousand ($0.32 per fully diluted share).  The Company finished the year with $209 Million in assets, which was a 7% growth rate over the past 12 months.  The Bank had $168 Million in loans and $166 Million in deposits as of December 31, 2008.

As stated in a prior release, the Company will pay a $0.11 per share, annual dividend to shareholders in February.  This dividend is consistent with the dividend paid last year.

For the fourth quarter of 2008, the Company experienced a net loss of $123 Thousand ($0.07 per fully diluted share).  In the fourth quarter, the Bank elected to write-off the remaining $715 Thousand, book balance, on a sub-standard and non-performing mortgage security.

The Bank’s non-performing assets at year-end totaled $10.1 Million with $7.3 Million in non-performing loans and $2.8 Million in other real estate owned (OREO).  The Bank experienced a total of $1.1 Million in security write-downs and $345 Thousand in net charge-offs in 2008 (with most of the charge-offs related to the write-down of foreclosed properties that were re-appraised and taken into OREO). The Bank expensed $445 Thousand to the Loan Loss Provision (LLP) in 2008.

The Bank continues to maintain a well-capitalized status by regulatory standards with a leverage ratio of 7.15% and a total risked-base capital ratio of 10.22%.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto).  The Bank plans to open a branch in Hillsborough County (Brandon) in March of this year.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.